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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--412, Defined Asset Funds (California, Florida, New Jersey and New York Insured Trusts):



We consent to the use in this Registration Statement No. 333-90159 of our report dated December 10, 1999 relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--412, Defined Asset Funds (California, Florida, New Jersey and New York Insured Trusts) and to the reference to us under the heading "How the Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, N.Y.
December 10, 1999